Exhibit 99.1

Semler Scientific® Announces BTC and ATM Activity

Raised $21.5 million; Purchased Additional 215 BTC; Now Holds 1,273 BTC with BTC Yield of 37.3%

Santa Clara, CA – November 18, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, today announced updates regarding its bitcoin activity and holdings, capital markets activity, and BTC yield, a key performance indicator that it recently adopted.

BTC Update

Semler Scientific announced that, during the period between November 6, 2024 and November 15, 2024, it acquired 215 bitcoins for $17.7 million in cash, at an average price of $82,502 per bitcoin, inclusive of fees and expenses.

As of November 15, 2024, Semler Scientific held an aggregate of 1,273 bitcoins, which were acquired at an aggregate purchase price of $88.7 million and an average purchase price of $69,682 per bitcoin, inclusive of fees and expenses.

ATM Update

As previously disclosed in Semler Scientific’s registration statement on Form S-3 that became effective on August 13, 2024, Semler Scientific entered into a Controlled Equity Offeringsm Sales Agreement (the Sales Agreement) with Cantor Fitzgerald & Co., pursuant to which Semler Scientific may issue and sell from time to time up to $50.0 million of its common stock in an at-the-market (ATM) offering. Since the effective date of the S-3 and as of November 15, 2024, Semler Scientific had sold an aggregate of 505,544 shares under the Sales Agreement for aggregate net proceeds (less sales commissions) of $21.5 million.

BTC Yield as a Key Performance Indicator (KPI)

From October 1, 2024 to November 15, 2024, Semler Scientific’s BTC Yield was 18.9%. From July 1, 2024 (the quarter after Semler Scientific adopted its bitcoin treasury strategy) to November 15, 2024, Semler Scientific’s BTC Yield was 37.3%.

Semler Scientific uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner Semler Scientific believes is accretive to stockholders. Semler Scientific believes this KPI can be used to supplement an investor’s understanding of Semler Scientific’s decision to fund the purchase of bitcoin by issuing additional shares of its common stock.

“We have achieved a BTC Yield of 37.3% since adopting our bitcoin treasury strategy in the second quarter of this year,” said Eric Semler, chairman of Semler Scientific. “We believe this demonstrates substantial bitcoin accretion for our stakeholders.”

BTC Yield and Basic and Assumed Diluted Shares Outstanding

	6/30/2024	9/30/2024	11/15/2024
Total Bitcoin Holdings	877	1,018	1,273

Basic Shares Outstanding (‘000)	6,987	7,120	7,693
Options Outstanding	1,098	1,013	858
Assumed Diluted Shares Outstanding (1)	8,086	8,133	8,551
BTC Yield % (10/1/24 to 11/15/24)			18.9%
BTC Yield % (7/1/2024 to 11/15/2024)			37.3%

(1)	Assumed Diluted Shares Outstanding refers to the aggregate of Semler Scientific’s Basic Shares outstanding as of the end of each period plus all the additional shares that would result from the assumed exercise of all outstanding stock option awards. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions or the exercise price of any stock option awards.

Important Information about BTC Yield KPI

BTC Yield is a KPI that represents the percentage change period-to-period of the ratio between Semler Scientific’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of Semler Scientific’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed exercise of all outstanding stock option awards. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions or the exercise price of any stock option awards.

Semler Scientific uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner Semler Scientific believes is accretive to stockholders. Semler Scientific believes this KPI can be used to supplement an investor’s understanding of its decision to fund the purchase of bitcoin by issuing additional shares of its common stock. When Semler Scientific uses this KPI, management also takes into account the various limitations of this metric.

Additionally, this KPI is not, and should not be understood as, an operating performance measure or a financial or liquidity measure. In particular, BTC Yield is not equivalent to a “yield” in the traditional financial context. It is not a measure of the return on investment Semler Scientific’s stockholders may have achieved historically or can achieve in the future by purchasing stock of Semler Scientific, or a measure of income generated by Semler Scientific’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

The trading price of Semler Scientific’s common stock is informed by numerous factors in addition to the amount of bitcoins Semler Scientific holds and number of actual or potential shares of its stock outstanding. As a result, the market value of Semler Scientific’s shares may trade at a discount or a premium relative to the market value of the bitcoin Semler Scientific holds. BTC Yield is not indicative nor predictive of the trading price of Semler Scientific’s shares of common stock.

As noted above, this KPI is narrow in its purpose and is used by management to assist in assessing whether Semler Scientific is using equity capital in a manner accretive to stockholders solely as it pertains to its bitcoin holdings.

In calculating this KPI, Semler Scientific does not take into account the source of capital used for the acquisition of its bitcoin. Semler Scientific notes in particular, it has acquired bitcoin using cash flow from operations, as well as proceeds from the sale of shares in the ATM equity offering. Accordingly, this metric might overstate or understate the accretive nature of Semler Scientific’s use of equity capital to buy bitcoin because not all bitcoin may be acquired using proceeds of equity offerings and not all issuances of equity may involve the acquisition of bitcoin.

Semler Scientific’s ability to achieve positive BTC Yield may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

Semler Scientific has historically not paid dividends on its shares of common stock, and by presenting this KPI, Semler Scientific makes no suggestion that it intends to do so in the future. Ownership of common stock does not represent an ownership interest in the bitcoin Semler Scientific holds.

Investors should rely on the financial statements and other disclosures contained in Semler Scientific’s SEC filings. This KPI is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Semler Scientific, Inc., nor shall there be any offer, solicitation or sale of such securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in bitcoin and has adopted Bitcoin as its primary treasury asset. Additional information about Semler Scientific can be found at www.semlerscientific.com.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.

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